Exhibit 99.1
Cynthia Feldmann Appointed to Hayes Lemmerz’ Board of Directors
Northville, Michigan — September 20, 2006 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) today announced that Cynthia Feldmann has been appointed to the Company’s Board of Directors. With the addition of Ms. Feldmann, the Board now consists of seven members. Ms. Feldmann has also been appointed as the Chairperson of the Audit Committee and a member of the Nominating and Corporate Governance Committee.
Ms. Feldmann has served as President and Founder of Jetty Lane Associates, a consulting firm, since December 2005. Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP from November 2003 to September 2005. Prior to that, Ms. Feldmann was with the global accounting firm, KPMG, LLP, from July 1994 to September 2002, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups, including Partner, Northeast Regional Relationships. Ms. Feldmann also spent 19 years with the accounting firm Coopers & Lybrand (now PricewaterhouseCoopers), ultimately as National Partner-in-Charge of their Life Sciences practice.
Ms. Feldmann earned a Bachelor of Science degree in accounting from Boston College and is a Certified Public Accountant. She is a member of the Board of Directors for Hanger Orthopedic Group, Inc. and Steris Corporation.
“We are pleased to welcome Cynthia to Hayes Lemmerz’ Board of Directors,” said President, CEO and Chairman of the Board of Directors Curtis Clawson. “The combination of her deep financial and accounting acumen and executive management experience makes her a great fit for Hayes Lemmerz.”
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 34 facilities and approximately 10,000 employees worldwide.
Contact: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162